Exhibit 99.1

One Horizon Launches Android Mobile Wallet for Cashless Payments

LIMERICK, IRELAND—(Marketwired – July 25, 2016) - One Horizon Group, Inc. (NASDAQ: OHGI), a leading carrier-grade VoIP solution for mobile providers and smartphones, today announced that it has released a new service for mobile operators to allow users to purchase call credit using their debit or credit card. Our smartphone top up service is being offered first through Smart Communications, the Philippines leading wireless service provider for its Smart Roamer1 and Marino All Abroad2 mobile app brands.

Traditionally, mobile operators require users to top up prepaid accounts by purchasing top up vouchers such as scratch cards at retail outlets. Such physical top up methods are expensive to operate and incur high security and distribution costs. When using iTunes, users on iPhones can only top up using Apple payments that levy a 30% charge per top up. Similarly, using Google the same 30% charge applies to the operator. But Apple and Google payments solutions only go so far; operators are still required to manage the transaction flow, issue refunds, deal with customer questions and complaints. This is where One Horizon’s new cashless payment service comes to the fore.

One Horizon is now offering an end-to-end service for our mobile operators to take credit and debit card payments from their subscribers on any Android device. One Horizon manages the banking relationship, the customers interface management and remits 70% of the payment directly to the operator.

The One Horizon service solves customers’ security concerns about their credit card details being compromised as our solution guarantees that their credit card data is never stored on our app or on our servers and is only transported using the highest Internet security standards available. Total security. Total confidence. Total transparency.

According to Waiwai Marketing, in October 2015 there were 29 million Android phones in the Philippines3 and, as of today, all of these smartphones can now avail of the One Horizon cashless payment solution to top up their apps while they are roaming.

Brian Collins, CEO of One Horizon Group, stated, "Continuing to drive innovation inside our R&D teams means that we expand our commercial offerings to operators around the world, thereby increasing our attractiveness as a cashless payment provider. Simplifying payments for both the customer and the operator allows the operator concentrate on the promotion of the app and the customer is secure in the knowledge that they can securely pay anytime, anyplace, anywhere.”

Brian Collins continued, “Our revenue model is simple; we charge for 30% of the purchase and making the purchase as simple to follow as possible is the key. Users love it, operators love it and the One Horizon bottom-line loves it too."

1 https://play.google.com/store/apps/details?id=ph.com.smart.roamer&hl=en

2 https://play.google.com/store/apps/details?id=ph.com.smart.allabroad&hl=en

3 https://e27.co/infographic-android-dominates-southeast-asias-smartphones-20151026/

About Smart Communications, Inc.

Smart Communications, Inc. (Smart) is the Philippines' leading wireless services provider. Smart has built a reputation for innovation, having introduced world-first wireless offerings such as Smart Money, Smart Load, Smart Padala, and the Netphone. Smart offers 3G, HSPA+, and LTE services, while its satellite service Smart Link provides communications to the global maritime industry. Smart Broadband, Inc., a wholly-owned subsidiary, offers a wireless broadband service, Smart Broadband, with 2.6 million subscribers.

Smart is a wholly owned subsidiary of the Philippines' leading telecommunications carrier, the Philippine Long Distance Telephone Company. For more information, visit http://www.smart.com.ph.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 37 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

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